Exhibit 99.1

	Contacts:	Todd Hornbeck, CEO
NEWS RELEASE		Jim Harp, CFO
09-006		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

SECOND QUARTER 2009 RESULTS

Q2 2009 diluted EPS was $0.01 per share including Downstream non-cash impairment charge

Q2 2009 diluted EPS was $0.64 per share excluding Downstream non-cash impairment charge

July 30, 2009 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the second quarter ended June 30, 2009. Following are highlights for this period and the Company’s future outlook:

•	Two additional DP-2 new gen OSV newbuilds were placed in service in late June 2009

•	Company reaffirms growth capex and estimated delivery date guidance for remaining OSVs and MPSVs

•	Recently awarded three-year contract extensions for two DP-1 200 class new gen OSVs in Qatar

•	Recently awarded two-year contract extension for one DP-1 240 class new gen OSV in Mexico

•	Recently awarded two-year time charters for four DP-1 200 class new gen OSVs in Brazil

•	Contract backlog for new generation OSV vessel-days increases to 54% for 2H 2009 and 41% for 2010

•	Company books pre-tax non-cash impairment charge of $26.7 million for the Downstream segment

•	Company revises annual 2009 EBITDA and earnings guidance, but reaffirms ample liquidity for newbuilds

Second quarter 2009 revenues decreased 6.3% to $97.9 million compared to $104.5 million for the second quarter of 2008. Operating income was $5.0 million, or 5.1% of revenues, for the second quarter of 2009 compared to $40.8 million, or 39.0% of revenues, for the prior-year quarter. Net income for the second quarter of 2009 was $0.2 million, or $0.01 per diluted share, compared to $25.2 million, or $0.93 per diluted share for the year-ago quarter. Operating income and net income, as reported, include a non-cash asset impairment charge of $25.8 million ($16.2 million after-tax, or $0.60 per diluted share) related to certain of the Company’s Downstream vessels and a $0.9 million ($0.6 million after-tax, or $0.02 per diluted share) non-cash impairment charge for unamortized goodwill associated with the Company’s Downstream segment. Excluding these special non-cash charges, operating income was $31.7 million, or 32.4% of revenues, and net income was $17.3 million, or $0.64 per diluted share, for the second quarter of 2009. EBITDA for the second quarter of 2009 was $49.3 million compared to second quarter 2008 EBITDA of $53.8 million. The decrease in revenues and

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
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EBITDA was due to a year-over-year decline in fleetwide effective dayrates for the Company’s Downstream segment, partially offset by an increase in Upstream revenues driven by fleet growth. Included in second quarter 2008 EBITDA and net income was a $2.0 million ($1.3 million after-tax, or $0.05 per diluted share) gain on the May 2008 sale of the Cape Scott, a foreign-flagged conventional vessel that was acquired as part of the Sea Mar Fleet. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

Upstream Segment. Revenues from the Upstream segment were $83.7 million for the second quarter of 2009, an increase of $4.7 million, or 6.0%, from $79.0 million for the same period in 2008. The vessels placed in service since the second quarter of 2008 under the Company’s ongoing newbuild and conversion programs accounted for a $26.9 million increase in Upstream revenues. These incremental revenues were partially offset by a $16.4 million decrease in revenue from lower effective dayrates for the Company’s new generation offshore supply vessels (“OSVs”) that were in service during each of the quarters ended June 30, 2009 and 2008 and a $5.8 million decrease in revenue for lower effective dayrates for the Company’s conventional OSVs that were in service during the quarter ended June 30, 2008, but which have either been stacked or sold on various dates since then. Soft OSV market conditions in the U.S. Gulf of Mexico (“GoM”), particularly on the shallow Continental Shelf and in the deepwater transition zone, contributed to Upstream operating income decreasing 13.9% to $33.4 million, or 39.9% of revenues, for the second quarter of 2009 from $38.8 million, or 49.1% of revenues, for the second quarter of 2008. The decreased demand for the Company’s 200 class new generation OSVs led to the decision to stack five such OSVs on various dates during the second quarter of 2009, and stack a sixth 200 class new generation OSV in early July 2009. Average new generation OSV dayrates for the second quarter of 2009 declined to $21,330 compared to $22,168 for the same period in 2008. New generation OSV utilization was 83.6% for the second quarter of 2009 compared to 96.6% for the same period in 2008. Effective new generation OSV utilization, which excludes the impact of stacked vessels, was 86.6% for the three months ended June 30, 2009.

Downstream Segment. Revenues from the Downstream segment of $14.2 million for the second quarter of 2009 decreased by $11.3 million, or 44.3%, compared to $25.5 million for the same period in 2008. Downstream revenues were unfavorably impacted by continued lower demand for the Company’s ocean-going tug and tank barge (“TTB”) equipment, which resulted in an approximate $5,500, or 41.0%, decline in fleetwide effective TTB dayrates from the year-ago quarter. The Company’s double-hulled tank barge average dayrates were $19,810 for the second quarter of 2009 compared to $22,449 for the same period in 2008. Utilization for the double-hulled tank barge fleet was 67.2% for the second quarter of 2009 compared to 93.6% for the same period in 2008. The decrease in the Company’s double-hulled tank barge utilization was the result of the continued decline in market demand for double-hulled equipment, particularly black-oil barges. The

Company’s single-hulled tank barge average dayrates were $13,302 for the second quarter of 2009, a decrease of $7,189, or 35.1%, from $20,491 for the same period in 2008. This decrease was primarily due to the soft demand for this type of equipment, which has been exacerbated by incremental newbuild double-hulled tank barge deliveries during the first half of 2009. In addition, dayrates for the year-ago quarter included the favorable impact of one single-hulled vessel, which is currently stacked, performing non-traditional tank barge services to Upstream customers at premium dayrates. Single-hulled tank barge utilization was 25.2% for the second quarter of 2009 compared to 37.0% for the same period in 2008. In recognition of the soft market conditions for single-hulled equipment that began in the second quarter of 2008, the Company stacked eight single-hulled tank barges and four lower-horsepower tugs on various dates since April 2008. Effective single-hulled tank barge utilization, which excludes the impact of stacked tank barges, was 80.1% for the three months ended June 30, 2009.

General and Administrative (“G&A”). G&A expenses of $7.7 million for the second quarter of 2009 were 7.9% of revenues compared to $9.4 million, or 9.0% of revenues, for the second quarter of 2008. Due to proactive cost cutting measures, second quarter G&A expense margin was below the Company’s 2009 annual guidance range of 9% to 10% of revenues. The Company allocated 87% of its second quarter G&A expenses to the Upstream segment and 13% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $44.3 million for the second quarter of 2009, or $31.3 million higher than the second quarter of 2008. This increase was substantially due to the previously discussed $26.7 million of asset and goodwill impairments in the Downstream segment, as well as the incremental depreciation related to the full- or partial-quarter contribution from newbuild vessels that were placed in service since the second quarter of 2008. Other factors driving this increase were the higher cost of regulatory drydock events, partially offset by the reduction in depreciation and amortization following the sale of four conventional OSVs during 2008. Excluding the Downstream impairment charge, depreciation and amortization expense is expected to continue to increase from current levels as the vessels remaining under the Company’s current newbuild and conversion programs are placed in service and when these and any other recently acquired and newly constructed vessels undergo their initial 30-month and 60-month recertifications.

First Half 2009 Results

Revenues for the first six months of 2009 increased 2.8% to $207.6 million compared to $202.0 million for the same period in 2008. Operating income was $50.4 million, or 24.3% of revenues, for the first six months of 2009 compared to $77.7 million, or 38.5% of revenues, for the prior-year period. Net income for the first six months of 2009 decreased 43.0% to $27.3 million, or $1.01 per diluted share, compared to $47.9 million, or $1.77 per diluted share for the first six months of

2008. Excluding the Downstream non-cash impairment charge in the amount of $26.7 million, or $0.62 per diluted share, operating income, net income and diluted EPS for the first half of 2009 were $77.1 million, $44.1 million and $1.63 per share, respectively. The increase in revenues compared to the prior-year period is due to the incremental contribution of vessels added to the Company’s fleet since the second quarter of 2008, partially offset by a decline in effective dayrates for vessels that were operating during both the six months ended June 30, 2008 and 2009. The Company’s net income for the first six months of 2008 included a $2.0 million ($1.3 million after tax or $0.05 per share) gain on the sale of a foreign-flagged conventional vessel. On March 19, 2009, the Company sold its oldest stacked tug, the Stapleton Service, for net cash proceeds of $0.9 million, which resulted in a $0.2 million pre-tax gain ($0.2 million after-tax or $0.01 per diluted share) in the first half of 2009.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs and shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Recent Developments

Upstream Contract Coverage Continues to Grow. The Company has recently been awarded multi-year contracts for seven vessels in Latin America and the Middle East for an aggregate total of approximately 16 vessel-years. The Company now has 54.2% of its projected new generation OSV vessel-days for the second half of 2009 committed to time charters, which is up from 42.0% for the same period as of April 30, 2009. In addition, new generation OSV contract backlog for fiscal 2010 has grown by 53.1% in the past three months. The Company currently has 40.8% of its projected new generation OSV vessel-days for fiscal 2010 committed to time charters, which is up from 27.0% for the same period as of April 30, 2009.

Downstream Asset and Goodwill Impairment. Effective June 30, 2009, the Company completed an impairment assessment of the net book values of its Downstream marine assets, as well as unamortized Downstream segment goodwill that was booked upon the Company’s formation in June 1997. Based on its analysis, which included recent vessel sales, quoted market prices and third-party appraisals, the Company recorded a non-cash asset impairment charge of approximately $25.8 million, or $0.60 per diluted share, related to ten single-hulled tank barges and six ocean-going tugs. This impairment charge is reflected in depreciation expense for the three-month period ended June 30, 2009. The Company’s amortization expense for the second quarter of 2009 includes an approximate $0.9 million, or $0.02 per diluted share, non-cash charge for the write-off of remaining goodwill associated with its Downstream segment.

Accounting for Convertible Senior Notes. In accordance with the required change in method of accounting for convertible debt instruments issued by the Financial Accounting Standards Board (FASB), effective January 1, 2009, the Company recorded incremental non-cash original issue discount (“OID”) interest expense, net of capitalized interest, of $0.7 million for the second quarter of 2009, or $0.03 per diluted share, and expects to record an incremental $4.8 million of such interest for the full-year 2009, or $0.11 per diluted share. In addition, this new accounting treatment requires retrospective application to the Company’s historical financial results, including long-term debt and stockholders’ equity. For the prior-year three-month and six-month periods ended June 30, 2008, incremental non-cash OID interest expense, net of capitalized interest, was $0.3 million, or $0.01 per share, and $1.0 million, or $0.02 per share, respectively, for each such period.

Earnings Outlook

Revised Annual 2009 Guidance. In recognition of its actual results for the first six months of 2009 and its revised outlook on market conditions for the remainder of the 2009 guidance period, the Company now expects total EBITDA for the full-year 2009 to range between $200.0 million and $220.0 million and expects full-year diluted EPS for fiscal 2009 to range between $2.03 and $2.49. Excluding the special non-cash Downstream impairment charge and incremental non-cash OID interest expense, adjusted EPS for fiscal 2009 is expected to range between $2.76 and $3.22.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current Upstream and Downstream market conditions remain constant. Fleetwide average new generation OSV dayrates are anticipated to remain in the $20,000 to $22,000 range. However, fleetwide new generation OSV utilization is anticipated to average in the mid-70% to low-80% range for the remainder of the fiscal 2009 guidance period, due in part to the recent stacking of six 200 class new generation OSVs in mid-2009. The Downstream segment is projected to contribute 2009 EBITDA in the range of 5% to 7% of the mid-point of the revised company-wide fiscal 2009 guidance range.

The Company’s full-year 2009 Upstream guidance includes a partial-year contribution from additional vessels to be delivered under its MPSV program and its fourth OSV newbuild program in accordance with the estimated newbuild delivery expectations discussed below. None of the Company’s remaining six conventional OSVs, all of which are now stacked, are expected to contribute any operating results for the remainder of the fiscal 2009 guidance period. The 2009 Downstream guidance reflects an operating fleet comprised solely of nine double-hulled tank barges and nine ocean-going tugs for the remainder of the 2009 guidance period.

Due to recent cost cutting measures, the Company expects that cash operating expenses per vessel-day in fiscal 2009 for its active fleet will be less than fiscal 2008 levels, excluding contract-related costs recoverable through higher dayrates or other revenue. The Company is also mitigating the adverse impact of revenue decreases on its operating margins by stacking underutilized vessels, which should result in significant additional operating cost savings and lower the Company’s operating risk profile. G&A expenses are expected to be in the range of 9% to 10% of revenues for the remainder of the 2009 guidance period. The projected annual stock-based compensation expense, depreciation, amortization and net interest expense that underpin the Company’s diluted EPS guidance for the full-year 2009 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending September 30, 2009 are expected to be $2.3 million, $11.3 million, $4.9 million and $4.9 million, respectively. The Company’s annual effective tax rate is expected to be 37.1% for fiscal 2009.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements and (iii) non-vessel related capital expenditures. The Company expects total maintenance capital expenditures for the full-year 2009 to be approximately $25.9 million. Over the next couple of years beyond 2009, the Company expects that its annually recurring maintenance capital expenditure budget, inclusive of regulatory drydockings, for its growing fleet of vessels will range between $35.0 million and $45.0 million per year.

Update on MPSV Program. The Company’s MPSV program consists of the conversion of two U.S.-flagged coastwise sulfur tankers at domestic shipyards into 370 class DP-2 new generation MPSVs and the construction of two T-22 class DP-3 new generation MPSV newbuilds in foreign shipyards. The first two vessels under this program, the

T-22 class DP-3 MPSV, HOS Achiever, and the converted DP-2 MPSV, HOS Centerline, were placed in service in October 2008 and late March 2009, respectively. The last two vessels under this program, the T-22 MPSV, HOS Iron Horse, and converted DP-2 MPSV, HOS Strongline, are expected to be placed in service during the fourth quarter of 2009. With these in-service dates, the Company expects to own and operate an average MPSV fleet complement of 2.1 vessels for the fiscal year 2009. Based on internal estimates, the aggregate cost of this program is expected to be approximately $475.0 million. From the inception of this program through June 30, 2009, the Company has incurred $437.7 million, or 92.1%, of total expected project costs, including $18.7 million incurred during the second quarter of 2009.

Update on OSV Newbuild Program #4. The Company’s fourth OSV newbuild program consists of vessel construction contracts with three domestic shipyards to build six 240 ED class OSVs, nine 250 EDF class OSVs and one 290 class OSV, respectively. Eleven of these 16 new generation DP-2 OSVs have been awarded customer contracts prior to their shipyard delivery. Nine OSVs have been placed in service under this program on various dates since May 2008, including the latest two vessels, the HOS Black Powder and HOS Westwind, which commenced operations in late June 2009 under multi-year charters performing military support services. The remaining seven OSVs under this newbuild program are expected to be placed in service in accordance with the schedule shown in the table below:

	3Q2009E	4Q2009E	1Q2010E	2Q2010E	3Q2010E	4Q2010E
Estimated In-Service Dates:
240 ED class OSVs	—	2	—	—	—	—
250 EDF class OSVs	—	1	2	1	1	—

	—	3	2	1	1	—

Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 47 and 51 new generation OSVs as of December 31, 2009 and 2010, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 43.2 and 49.8 vessels for the fiscal years 2009 and 2010, respectively. Inclusive of the vessel deliveries referred to above, the aggregate cost of the Company’s fourth OSV newbuild program is expected to be approximately $450.0 million. From the inception of this program through June 30, 2009, the Company has incurred $357.6 million, or 79.5%, of total expected project costs, including $45.7 million incurred during the second quarter of 2009.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Update on Liquidity. The Company believes that its current working capital, available capacity under its existing revolving credit facility and projected cash flows from operations for the fiscal years 2009 and 2010 will be sufficient to meet its anticipated operating needs, as well as the total remaining cash requirements under its MPSV and OSV newbuild programs of approximately $129.7 million. These construction payments are expected to be incurred over the next 18 months ($95.5 million in the remainder of 2009 and $34.2 million in 2010), as outlined in greater detail in the attached data tables. As of June 30, 2009, the Company had $21.8 million of cash and approximately $64.1 million of credit immediately available under its $250.0 million revolving credit facility. The total amount outstanding under the Company’s revolving credit facility at quarter-end was $185.0 million. The Company is in compliance with all applicable financial covenants of its debt obligations. Its three principal long-term debt obligations do not mature until September 2011, December 2014 and October 2026, the latter of which may, under certain conditions, be subject to early maturity in October 2013.

Conference Call

The Company will hold a conference call to discuss its second quarter 2009 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, July 30, 2009. To participate in the call, dial (480) 248-5080 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through August 6, 2009, and may be accessed by calling (303) 590-3030 and using the pass code 4116674#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, which include: the Company’s inability to successfully or timely complete its various vessel construction and conversion programs, especially its MPSV program, which involves the construction and integration of highly complex vessels and systems; changes in its vessel construction and conversion budgets; less than anticipated success in marketing and operating its MPSVs, which are a class of vessels that the Company does not have a long history of owning or operating; the inability of our MPSVs to perform the services for which they were designed; further weakening of demand for the Company’s services; inability to effectively curtail operating expenses from stacked vessels; the potential for valuation impairment charges; the inability to sell or otherwise dispose of non-core assets on acceptable terms; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; an adverse ruling in the Superior Achiever adversary proceeding; industry risks; further reductions in capital spending budgets by customers; further decline in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; less than anticipated subsea infrastructure demand activity in the U.S. Gulf of Mexico and other markets; the level of fleet additions by competitors that could result in over-capacity; economic and political risks including those that are the result of proposed changes to policies and laws currently being considered in the United States; weather related risks; the risk of pandemics such as swine flu; the inability to attract and retain qualified marine personnel; regulatory risks; the repeal or administrative weakening of the Jones Act; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations. In addition, the Company’s future results may be impacted by continued volatility or further deterioration in capital markets and the worldwide economic downturn, inflation, deflation, or other adverse economic conditions that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of shipyards and major suppliers to complete orders or the failure by banks to provide expected funding under the Company’s credit agreement. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measures is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenues	$97,909	$109,647	$104,473	$207,556	$201,993
Costs and expenses:
Operating expenses	40,879	40,571	43,299	81,450	83,094
Depreciation and amortization	44,312	15,148	13,008	59,460	25,196
General and administrative expenses	7,676	8,762	9,414	16,438	17,992

	92,867	64,481	65,721	157,348	126,282

Gain (loss) on sale of assets	(4)	245	2,001	241	2,001

Operating income	5,038	45,411	40,753	50,449	77,712
Other income (expense):
Interest income	47	139	235	186	1,227
Interest expense	(4,267)	(2,731)	(1,527)	(6,998)	(4,073)
Other income, net [1]	(9)	(240)	62	(249)	75

	(4,229)	(2,832)	(1,230)	(7,061)	(2,771)

Income before income taxes	809	42,579	39,523	43,388	74,941
Income tax expense	610	15,478	14,276	16,088	27,065

Net income	$199	$27,101	$25,247	$27,300	$47,876

Basic earnings per share of common stock	$0.01	$1.04	$0.98	$1.05	$1.86

Diluted earnings per share of common stock	$0.01	$1.01	$0.93	$1.01	$1.77

Weighted average basic shares outstanding	25,995	25,942	25,827	25,968	25,805

Weighted average diluted shares outstanding [2]	27,065	26,803	27,157	26,927	27,049

Other Operating Data (unaudited):
	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Offshore Supply Vessels:
Average number of new generation OSVs [3]	42.1	40.6	35.6	41.3	35.3
Average new generation fleet capacity (deadweight) [3]	103,162	96,869	82,682	100,015	81,793
Average new generation vessel capacity (deadweight)	2,452	2,389	2,320	2,420	2,316
Average new generation utilization rate [4]	83.6%	93.0%	96.6%	88.2%	94.4%
Effective new generation utilization rate [5]	86.6%	93.0%	96.6%	89.7%	94.4%
Average new generation dayrate [6]	$21,330	$23,085	$22,168	$22,233	$21,613
Effective dayrate [7]	$17,832	$21,469	$21,414	$19,610	$20,403
Tugs and Tank Barges:
TTB Consolidated:
Average number of tank barges [8]	19.8	20.0	21.0	19.9	20.6
Average fleet capacity (barrels) [8]	1,616,014	1,633,412	1,745,256	1,624,713	1,720,707
Average barge size (barrels)	81,430	81,671	83,107	81,550	83,272
Average utilization rate [4]	44.3%	56.7%	61.3%	50.5%	73.2%
Effective utilization rate [5]	70.7%	81.0%	72.1%	76.1%	79.2%
Average dayrate [9]	$17,784	$18,695	$21,789	$18,295	$20,222
Effective dayrate [7]	$7,878	$10,600	$13,357	$9,239	$14,803
Double-hulled tank barges:
Average utilization rate [4]	67.2%	80.0%	93.6%	73.5%	92.4%
Average dayrate [9]	$19,810	$20,406	$22,449	$20,132	$22,134
Effective dayrate [7]	$13,312	$16,325	$21,012	$14,797	$20,452
Single-hulled tank barges:
Average utilization rate [4]	25.2%	37.6%	37.0%	31.4%	59.4%
Effective utilization rate [5]	80.1%	82.7%	50.2%	81.6%	68.4%
Average dayrate [9]	$13,302	$15,710	$20,491	$14,745	$18,044
Effective dayrate [7]	$3,352	$5,907	$7,582	$4,630	$10,718
Balance Sheet Data (unaudited):
	As of June 30, 2009	As of December 31, 2008
Cash and cash equivalents	$21,754	$20,216
Working capital	73,195	66,069
Property, plant and equipment, net	1,513,339	1,405,340
Total assets	1,682,379	1,595,743
Total long-term debt	683,496	618,519
Stockholders’ equity	768,401	736,900
Cash Flow Data (unaudited):
	Six Months Ended
	June 30, 2009	June 30, 2008
Cash provided by operating activities	$94,747	$99,159
Cash used in investing activities	(154,460)	(295,598)
Cash provided by financing activities	61,234	41,587

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Offshore Supply Vessels:
Revenues	$83,699	$90,576	$78,974	$174,275	$146,426
Operating income	$33,379	$44,152	$38,766	$77,531	$67,796
Operating margin	39.9%	48.7%	49.1%	44.5%	46.3%
Components of EBITDA [10]
Net income	$18,882	$26,660	$24,256	$45,542	$42,165
Interest expense, net	3,446	2,026	856	5,472	1,868
Income tax expense	11,042	15,226	13,714	26,268	23,835
Depreciation	8,718	7,314	5,329	16,032	10,061
Amortization	4,219	3,186	2,882	7,405	5,388

EBITDA [10]	$46,307	$54,412	$47,037	$100,719	$83,317

Adjustments to EBITDA
Stock-based compensation expense	$1,647	$2,038	$1,565	$3,685	$3,190
Interest income	39	125	167	164	819

Adjusted EBITDA [10]	$47,993	$56,575	$48,769	$104,568	$87,326

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$46,307	$54,412	$47,037	$100,719	$83,317
Cash paid for deferred drydocking charges	(7,103)	(4,379)	(2,228)	(11,482)	(5,202)
Cash paid for interest	(9,709)	(476)	(7,734)	(10,185)	(7,767)
Cash paid for taxes	(1,376)	(7,600)	(105)	(8,976)	(1,680)
Changes in working capital	1,397	14,016	860	15,413	16,699
Stock-based compensation expense	1,647	2,038	1,565	3,685	3,190
Changes in other, net	(352)	(119)	(1,873)	(471)	(1,632)

Net cash provided by operating activities	$30,811	$57,892	$37,522	$88,703	$86,925

Tugs and Tank Barges:
Revenues	$14,210	$19,071	$25,499	$33,281	$55,567
Operating income (loss)	$(28,341)	$1,259	$1,987	$(27,082)	$9,916
Operating margin	(199.4%)	6.6%	7.8%	(81.4%)	17.8%
Components of EBITDA [10]
Net income	$(18,683)	$441	$991	$(18,242)	$5,711
Interest expense, net	774	566	436	1,340	978
Income tax expense	(10,432)	252	562	(10,180)	3,230
Depreciation	27,456	2,831	2,961	30,287	5,691
Amortization	3,919	1,817	1,836	5,736	4,056

EBITDA [10]	$3,034	$5,907	$6,786	$8,941	$19,666

Adjustments to EBITDA
Stock-based compensation expense	$372	$619	$1,071	$991	$2,415
Interest income	8	14	68	22	408

Adjusted EBITDA [10]	$3,414	$6,540	$7,925	$9,954	$22,489

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$3,034	$5,907	$6,786	$8,941	$19,666
Cash paid for deferred drydocking charges	(577)	(574)	(3,114)	(1,151)	(4,208)
Cash paid for interest	(2,152)	(114)	(3,723)	(2,266)	(3,740)
Cash paid for taxes	—	(4,765)	(47)	(4,765)	(1,757)
Changes in working capital	3,866	644	240	4,510	(232)
Stock-based compensation expense	372	619	1,071	991	2,415
Changes in other, net	(225)	9	264	(216)	90

Net cash provided by operating activities	$4,318	$1,726	$1,477	$6,044	$12,234

Consolidated:
Revenues	$97,909	$109,647	$104,473	$207,556	$201,993
Operating income	$5,038	$45,411	$40,753	$50,449	$77,712
Operating margin	5.1%	41.4%	39.0%	24.3%	38.5%
Components of EBITDA [10]
Net income	$199	$27,101	$25,247	$27,300	$47,876
Interest expense, net	4,220	2,592	1,292	6,812	2,846
Income tax expense	610	15,478	14,276	16,088	27,065
Depreciation	36,174	10,145	8,290	46,319	15,752
Amortization	8,138	5,003	4,718	13,141	9,444

EBITDA [10]	$49,341	$60,319	$53,823	$109,660	$102,983

Adjustments to EBITDA
Stock-based compensation expense	$2,019	$2,657	$2,636	$4,676	$5,605
Interest income	47	139	235	186	1,227

Adjusted EBITDA [10]	$51,407	$63,115	$56,694	$114,522	$109,815

EBITDA [10] Reconciliation to GAAP:

EBITDA [10]	$49,341	$60,319	$53,823	$109,660	$102,983
Cash paid for deferred drydocking charges	(7,680)	(4,953)	(5,342)	(12,633)	(9,410)
Cash paid for interest	(11,861)	(590)	(11,457)	(12,451)	(11,507)
Cash paid for taxes	(1,376)	(12,365)	(152)	(13,741)	(3,437)
Changes in working capital	5,263	14,660	1,100	19,923	16,467
Stock-based compensation expense	2,019	2,657	2,636	4,676	5,605
Changes in other, net	(577)	(110)	(1,609)	(687)	(1,542)

Net cash provided by operating activities	$35,129	$59,618	$38,999	$94,747	$99,159

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share and Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2009 Guidance

	Full-Year 2009 Updated Estimate		Pro Forma Run- Rate Estimate [11]
	Low	High	Low	High
Components of Projected EBITDA [10]
Adjusted EBITDA [10]	$209.8	$229.8	$291.2	$410.8
Interest income	0.3	0.3	0.3	0.3
Stock-based compensation expense	9.5	9.5	9.5	9.5

EBITDA [10]	$200.0	$220.0	$281.4	$401.0
Depreciation	70.6	70.6	59.5	59.5
Amortization	22.7	22.7	31.5	31.5
Interest expense, net:
Interest expense	27.5	27.5	25.1	25.1
Incremental non-cash OID interest expense [12]	10.1	10.1	10.1	10.1
Capitalized interest	(18.4)	(18.4)	—	—
Interest income	(0.3)	(0.3)	(0.3)	(0.3)

Total interest expense, net	18.9	18.9	34.9	34.9
Income tax expense	32.6	40.0	57.7	102.1
Income tax rate	37.1%	37.1%	37.1%	37.1%
Net income	$55.2	$67.8	$97.8	$173.0

Weighted average diluted shares outstanding [13]	27.2	27.2	27.2	27.2
Diluted earnings per share, as reported	$2.03	$2.49	$3.60	$6.36
Downstream impairment charge per share	0.62	0.62	—	—
Incremental non-cash OID interest expense per share [12]	0.11	0.11	0.23	0.23

Diluted earnings per share, as adjusted [14]	$2.76	$3.22	$3.83	$6.59
Projected EBITDA10 Reconciliation to GAAP:
EBITDA [10]	$200.0	$220.0	$281.4	$401.0
Cash paid for deferred drydocking charges	(18.0)	(18.0)	(28.2)	(28.2)
Cash paid for interest	(25.3)	(25.3)	(22.8)	(22.8)
Cash paid for taxes	16.5	16.5	16.5	16.5
Changes in working capital [15]	17.7	3.2	(17.5)	(24.0)
Stock-based compensation expense	9.5	9.5	9.5	9.5
Changes in other, net [15]	(1.9)	(1.9)	(1.9)	(1.9)

Cash flows provided by operating activities	$165.5	$171.0	$204.0	$317.1

Capital Expenditures Data (unaudited) [16]: Historical Data (in thousands):
	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Maintenance Capital Expenditures:
Deferred drydocking charges	$7,680	$4,953	$5,342	$12,633	$9,410
Other vessel capital improvements	762	1,784	6,038	2,546	14,053
Non-vessel related capital expenditures	256	2,774	364	3,030	22,522

	$8,698	$9,511	$11,744	$18,209	$45,985

Growth Capital Expenditures:
MPSV program	$18,718	$33,355	$43,108	$52,073	$151,021
TTB newbuild program #2	—	—	3,351	—	7,186
OSV newbuild program #4	45,691	40,534	53,697	86,225	88,940

	$64,409	$73,889	$100,156	$138,298	$247,147

Forecasted Data:
	1Q2009A	2Q2009A	3Q2009E	4Q2009E	2009E
Maintenance Capital Expenditures:
Deferred drydocking charges	$5.0	$7.7	$3.6	$1.7	$18.0
Other vessel capital improvements	1.8	0.7	0.3	0.1	2.9
Non-vessel related capital expenditures	2.8	0.2	0.8	1.2	5.0

	$9.6	$8.6	$4.7	$3.0	$25.9

Growth Capital Expenditures:
MPSV program	$33.4	$18.7	$30.0	$7.3	$89.4
OSV newbuild program #4	40.5	45.7	36.2	22.0	144.4

	$73.9	$64.4	$66.2	$29.3	$233.8

Full Construction Cycle Data:
	Pre-2009A	2009E	2010E	Total
Growth Capital Expenditures:
MPSV program	$385.6	$89.4	$—	$475.0
OSV newbuild program #4	271.4	144.4	34.2	450.0

	$657.0	$233.8	$34.2	$925.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 201 and 430 shares of common stock for the three months ended June 30, 2009 and December 31, 2008, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. For the six months ended June 30, 2009, stock options representing the rights to acquire 421 shares of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. As of June 30, 2009, December 31, 2008 and June 30, 2008, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 44 new generation OSVs as of June 30, 2009. Nine newbuild OSVs were placed in service under the Company’s fourth OSV newbuild program on various dates throughout 2008 and the first half of 2009. Excluded from this data are 10 conventional OSVs that were acquired in August 2007, including the Cape Scott, which was sold in May 2008, and the Cape Cod, Cape San Lucas, and Cape Spencer, which were sold in August 2008. The Company considers the six remaining conventional OSVs to be non-core assets, all of which are currently stacked. In addition, the Company elected to stack five 200 class new generation OSVs during the second quarter of 2009 and a sixth 200 class new generation OSV in July 2009.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[6]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[7]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[8]	The averages for the six month periods ended June 30, 2009 and 2008 include the Energy 6508, a double-hulled tank barge delivered under the Company’s second TTB newbuild program in March 2008.

[9]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and

(iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•

EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once the Company is no longer in an overall tax net operating loss carry-forward position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]

“Pro Forma Run-Rate — Low” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since December 31, 2008, as well as those vessels currently under construction or conversion under the Company’s fourth OSV newbuild program and MPSV program, assuming all such vessels were placed in service as of January 1, 2009 and were working at their fiscal 2009 contracted dayrates or fiscal 2009 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. “Pro Forma Run-Rate — High” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since December 31, 2008, as well as those vessels currently under construction or conversion under the Company’s fourth OSV newbuild program and MPSV program, assuming all such vessels were placed in service as of January 1, 2008 and were working at their fiscal 2008 contracted dayrates or fiscal 2008 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. All other key assumptions related to the Company’s current and projected operating fleet, including utilization, cash operating expenses, delivery dates, drydocking schedule, G&A and income tax expense, are consistent with the mid-point of the Company’s latest 2009 guidance above. After all vessels now under construction or conversion are delivered and the outstanding balance under the revolving credit facility is repaid in full, interest expense is expected to return to an annual post-construction period run-rate of $35.2 on a projected debt balance of $550.0, offset by $0.3 of interest income to be generated on a projected minimum cash balance of approximately $20.0. The interest expense of $35.2 includes $10.1 of incremental non-cash OID interest expense that resulted from the Company’s recent adoption of new accounting rules effective January 1, 2009.

[12]

Represents incremental non-cash OID interest expense resulting from the recent adoption of new accounting standards pertaining to our Convertible Senior Notes. See “New Accounting Rule for Convertible Senior Notes” in the Future Outlook section of this press release.

[13]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price of $62.59 for such notes.

[14]

Diluted earnings per share, as adjusted, excludes the incremental impact of the recent adoption of new accounting standards pertaining to our Convertible Senior Notes. See “New Accounting Rule for Convertible Senior Notes” in the Future Outlook section of this press release for more information.

[15]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[16]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.